Exhibit 99
Summary of ComEd Delivery Services Rate Case Proposal filed with the Illinois Commerce Commission on 8/31/05:

	Proposed		ICC Approved
($ in millions)	2005(1)		2001(2)	Change	%

Revenue Requirement	$1,895		$1,579 (4)	$317	20.0	(5)

Rate Base	$6,189		$3,617	$2,572	71.1

Cost of Capital	8.94%		8.99%
Debt / Equity Ratios	46% / 54	%(3)	57% / 43%
Adjusted Debt Cost	6.50%		6.95%
Return on Equity	11.00%		11.72%

Operating Expenses	$1,182		$1,114	$68	6.1

(1)	Based on a 2004 actual test year, adjusted for known and measurable 2005 cost changes

(2)	From March 2003 Agreement

(3)	Capital structure at 6/30/05; common equity excludes $2.3 billion related to the purchase accounting step-up in equity from the Unicom/PECO merger (including goodwill)

(4)	2004 revenue level at weather-normalized sales based on the rates approved in March 2003

(5)	The overall bill impact on the average residential customer’s bill would be approximately 6% as the delivery services rate represents about one-third of the average residential customer’s total bill.